Exhibit 99.1

Poniard Pharmaceuticals Receives Chinese State FDA Approval

for Clinical Development of Picoplatin

SAN FRANCISCO, Calif. – March 1, 2011 – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced that it has received Clinical Trial Application (CTA) approval from the Chinese State Food and Drug Administration (SFDA) to conduct two Phase III clinical studies of its lead product candidate, picoplatin, in the treatment of second-line small cell lung cancer (SCLC) and second-line ovarian cancer in the People’s Republic of China.

The approval of both Phase III protocols by SFDA allows for the inclusion of Chinese clinical sites in developing and executing global registration trials within these disease settings. Picoplatin has demonstrated promising clinical activity in both SCLC and ovarian cancer. The Company is currently exploring strategic alternatives aimed at optimizing shareholder value and expects that CTA approval will provide additional flexibility with respect to potential picoplatin development opportunities.

“We believe that CTA approval from the SFDA enhances picoplatin’s value proposition to potential partners in two important diseases settings in which picoplatin has demonstrated strong clinical potential,” said Ronald A. Martell, chief executive officer of Poniard Pharmaceuticals. “This milestone, in addition to two recent draw downs totaling $3.4 million under our equity financing facility, will help provide additional leverage as we work to complete our strategic review.”

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and can be safely administered in combination with multiple approved oncology products. Approximately 1,100 patients have received picoplatin. Results obtained to date suggest that hematologic events are common but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.

About Small Cell Lung Cancer

SCLC is the most aggressive form of lung cancer and tends to be widespread by the time of diagnosis. According to the American Cancer Society and World Health Organization, SCLC accounts for about 10 to 15 percent of all lung cancers, with over one million cases of lung cancer diagnosed annually around the world. Lung cancer is the leading cause of cancer related death in China. The prognosis for patients with SCLC that have progressed despite chemotherapy is exceedingly poor. Effective second-line treatment for SCLC is a major unmet need. There is no standard chemotherapy for SCLC patients that do not respond to initial platinum-based treatment.

About Ovarian Cancer

Ovarian cancer accounts for about 3 percent of cancers among women and ranks second among gynecologic cancers. According to the World Health Organization, an estimated 225,900 new cases of ovarian cancer were diagnosed worldwide in 2008, with an estimated 140,200 deaths. Women are usually diagnosed with advanced stage disease and the five year overall survival rate for women with ovarian cancer is only 46 percent. The current standard of care for the first-line treatment of ovarian cancer is surgery and a platinum-containing chemotherapy regimen. Although more than 50 percent of patients have a complete response to first-line therapy, 70-90 percent of patients who have advanced disease will require second-line treatment.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward Looking Statements

This release contains forward-looking statements describing, among other things, the anticipated benefits of CTA approval, the Company’s continuing evaluation of strategic alternatives, the potential results of such evaluation process, the Company’s goal of optimizing shareholder value and proposed regulatory strategies and product indications. Actual results and events may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding on favorable terms or at all; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

David Pitts

Argot Partners

(212) 600-1902

david@argotpartners.com

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